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                                   EXHIBIT 11
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                                  01/1/99 to
Return on Equity and Assets                   Annualized           9/30/99
                                             --------------    ----------------
Return on average total assets                   (3.02)%             (4.02)%
Return on average equity                        (11.76)             (15.68)
Dividend payout ratio                                                  N/A
Average equity to average assets                                     25.65

Statement of Per Share Earnings

Net Loss                                                       $(1,416,846)
                                                               ============

Average shares outstanding                                       1,164,872

Basic and diluted loss per share                               $     (1.22)
                                                               ------------